UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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McEwen Mining Inc.
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MCEWEN MINING INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 31, 2016

The annual meeting of the shareholders of McEwen Mining Inc. (“we,” “our,” “us,” “McEwen Mining” or the “Company”) will be held at St. Andrew’s Club & Conference Centre, 150 King Street West, 16th Floor, Conservatory Room, Toronto, Ontario on May 31, 2016 at 4:00 p.m. Eastern Time. The meeting will be held for the following purposes:

(1)                                 To elect eight (8) directors to serve on our Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)                                 To consider and vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, tabular disclosure and accompanying narrative disclosure set forth in our 2016 proxy statement;

(3)                                 To consider and vote on an advisory (non-binding) proposal to determine the frequency with which shareholders of our company shall be entitled to vote on the compensation of our named executive officers;

(4)                                 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

(5)                                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 11, 2016 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 20, 2016, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the close of business on April 11, 2016. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all record and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

Shareholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the Meeting. Please note that shares of our common stock may only be voted by the record owner of the shares, so the holders of our shares held in the name of an Intermediary and who wish to vote those shares in person at the Meeting must obtain a valid proxy from the Intermediary in order to do so.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern Time on May 31, 2016.

By Order of the Board of Directors
Toronto, Ontario April 11, 2016
ROBERT R. MCEWEN Chairman and Chief Executive Officer

MCEWEN MINING INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

MAY 31, 2016

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of McEwen Mining Inc. (“we,” “our,” “us,” “McEwen Mining” or the “Company”), to be voted at the annual meeting of shareholders to be held at St. Andrew’s Club & Conference Centre, 150 King Street West, 16th Floor, Conservatory Room, Toronto, Ontario on May 31, 2016 at 4:00 p.m. Eastern Time, or at any adjournment or postponement of the meeting.

In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our shareholders over the Internet. We believe that this procedure is more efficient, will save us and our shareholders money and will be more environmentally sound. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first sent to shareholders on or about April 20, 2016.

The shares represented by a proxy that is properly executed and returned in time to be voted at the annual meeting will be voted in accordance with the instructions contained therein. Submitting the proxy via the Internet or telephone or signing and returning a paper proxy card does not affect a shareholder’s right to vote in person at the annual meeting. If you wish to vote your shares in person at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the annual meeting. Please note that our shares may only be voted by the record owner of the shares, so the holders of common stock held in the name of an Intermediary and who wish to vote those shares in person at the annual meeting must obtain a valid proxy from the Intermediary in order to do so.

Executed proxies that contain no instructions will be voted FOR each of the individuals nominated to be a director, FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement, FOR the resolution to hold the advisory vote on the compensation of our named executive officers every three years, FOR the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2016, and in accordance with the judgment of the persons named as proxies in the form of proxy on such other business or matters which may properly come before the annual meeting. Other than the matters set forth in the Notice of Annual Meeting, we know of no matters to be brought before the annual meeting.

Shareholders who execute proxies for the annual meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to us, by delivering a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

The cost of the annual meeting, including the cost of preparing and delivering this proxy statement and proxy, will be borne by us. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our voting securities in nominee names (“Intermediary”) to distribute proxy soliciting materials to beneficial owners and will reimburse such Intermediaries for reasonable out-of-pocket expenses which they may incur in so doing.

The holders of record of our common stock, no par value per share, and the holder of the Series B Special Voting Preferred Stock as of April 11, 2016 are entitled to notice of and to vote at the annual meeting. The holder of the one share of Series B Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares (“Exchangeable Shares”) of our subsidiary McEwen Mining—Minera Andes Acquisition Corp. (“Canadian Exchange Co.”) as set forth in the Voting and Exchange Trust Agreement among McEwen Mining Inc., Canadian Exchange Co., McEwen Mining (Alberta) ULC and Computershare Trust Company of Canada dated January 24, 2012 (“Series B Voting and Exchange Trust Agreement”). The Exchangeable Shares were issued in connection with the acquisition of Minera Andes Inc. (“Minera

Andes”) in January 2012. The Exchangeable Shares have substantially the same economic and voting rights as our common stock.

Each share of common stock is entitled to one vote. The one share of Series B Special Voting Preferred Stock is entitled to an aggregate number of votes equal to the number of Exchangeable Shares issued and outstanding as of the record date which are not owned by the Company or its affiliates. Any shares held by the Company or its affiliates are not entitled to vote at the annual meeting. The holders of the common stock and the holder of the Series B Special Voting Preferred Stock vote together as a single class.

On April 11, 2016, there were a total of 277,027,128 shares of common stock and 21,048,613 Exchangeable Shares (exclusive of shares owned by McEwen Mining and its affiliates) outstanding. The presence in person or by proxy of not less than one-third of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the annual meeting.

Brokers and other Intermediaries who hold common stock in “street name” and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on non-routine proposals. The absence of votes from Intermediaries on non-routine proposals are referred to as broker non-votes. Proposals such as the ratification of the independent registered public accounting firm are considered routine. The election of directors, the proposal regarding the compensation of our named executive officers, and the proposal regarding the frequency of voting on the compensation of our named executive officers are non-routine. Thus, if shareholders do not give their broker or Intermediary specific instructions, their shares may not be voted for the election of directors, the proposal regarding compensation, or the proposal regarding frequency of a vote on executive compensation. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum but will have no effect on the outcome of any of the four proposals at the annual meeting.

There are different voting requirements for the four proposals:

•                  Directors are elected by a plurality of votes cast at the annual meeting (assuming a quorum is present), subject to our Majority Voting Policy (described below). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Subject to our Majority Voting Policy, the eight nominees for director who receive the highest number of votes will be elected to the Board of Directors;

•                  The advisory vote on the compensation of our named executive officers as described in this proxy statement (“Say-on-Pay”) will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of our executive compensation;

•                  The frequency of Say-on-Pay receiving the highest number of votes (i.e., one year, two years or three years) will be approved. Abstentions and broker non-votes will have no effect on this resolution; and

•                  The ratification of appointment of our independent registered public accountant and will be approved if it receives the affirmative vote of a majority of the votes cast at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of these proposals.

Under our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Board. The Board will refer the resignation to the Nominating & Corporate Governance Committee of our Board for consideration. The Nominating & Corporate Governance Committee will promptly consider the resignation and will recommend to the Board to accept the tendered resignation unless it determines that there are extraordinary circumstances relating to the composition of the Board or the voting results that should delay the acceptance or justify rejecting it. The Board is expected to act on that recommendation and disclose its decision in a filing with the SEC or other means of publication within 90 days following the date of the meeting. Upon acceptance of a resignation by the Board and subject to any corporate law restrictions, the Board may (1) leave a vacancy on the Board unfilled until the next annual meeting, (2) fill the vacancy by appointing a new director whom the Board considers to merit the confidence of the shareholders, or (3) call a special meeting of shareholders to consider new nominee(s) to fill the vacant position(s).

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY BY INTERNET OR TELEPHONE VOTING OR RETURN THE PROXY BY MAIL PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

ii

iii

PROPOSAL FOR
ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The Board of Directors currently consists of eight members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. The eight nominees have indicated that they are willing and able to serve as directors if elected.  If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

Directors and Executive Officers

The following table reflects our directors and officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	65	Chairman of the Board and Chief Executive Officer	2005
Allen V. Ambrose(1)(2)(3)	59	Director	2012
Michele L. Ashby(1)(3)	60	Director	2005
Leanne M. Baker(2)(4)	63	Director	2005
Richard W. Brissenden(3)(4)	71	Director	2012
Gregory P. Fauquier(1)(3)	65	Director	2014
Donald R. M. Quick(3)	64	Director	2012
Michael L. Stein(4)	65	Director	2012
Colin Sutherland	44	President	—
Nathan M. Stubina	57	Managing Director	—
William A. Faust	64	Chief Operating Officer	—
Andrew L. Elinesky	39	Senior Vice President and Chief Financial Officer	—
Andrew Iaboni	34	Vice President, Finance	—
Carmen L. Diges	45	General Counsel	—
Simon T. Quick	29	Vice President, Projects	—

(1)                                 Member of the Compensation Committee

(2)                                 Member of the Nominating & Corporate Governance Committee

(3)                                 Member of the Environmental, Health & Safety Committee

(4)                                 Member of the Audit Committee

All of our directors named above except Mr. McEwen and Dr. Quick, are independent as defined under the rules of the New York Stock Exchange (“NYSE”), as published in the Listed Company Manual (“NYSE Rules”).

The following information summarizes the recent (at least five years) business experience of our officers and directors:

Our Directors

Robert R. McEwen.  Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Prior to our acquisition of Minera Andes in January 2012, Mr. McEwen was also Executive Chairman, President, Chief Executive Officer (from June 2009) and Director (from August 2008) of that entity. Minera Andes was a gold and silver producer and copper exploration company with securities formerly traded on the Toronto Stock Exchange (“TSX”) and the OTC Bulletin Board. We completed the acquisition of Minera Andes in January 2012. From 1994 to December 2010, Mr. McEwen also served as Chairman and Chief Executive Officer of Lexam Explorations Inc. (“Lexam”). Lexam combined with VG Gold Corp. in 2011 and is now known as Lexam VG Gold Inc. (“Lexam VG”). Mr. McEwen is Non-Executive Chairman of Lexam VG, which securities trade on the TSX. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the TSX and NYSE. Our Board believes that Mr. McEwen’s 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp Inc. from a start-up into a senior gold producer, provides Mr. McEwen with the desired skills, attributes and qualifications to serve as a member of our Board.

Allen V. Ambrose.  Mr. Ambrose has over three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. A founder of Minera Andes, he was a director from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2009. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the US and South America. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a US contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Dennison Mines. He holds a BS in Geology from Eastern Washington University and attended graduate school. The board believes that Mr. Ambrose’ experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provide the requisite skills and qualifications to serve as a member of our Board.

Michele L. Ashby.  Since January 2016, Ms. Ashby has worked as a Chair of Vistage Worldwide, Inc., a Delaware corporation engaged in executive coaching, leadership development and business mentoring. From January 2014 until December 2015, Ms. Ashby worked as an Executive Consultant with McGhee Productivity Solutions, a Denver based consultancy group which serves Fortune 100 companies in leadership, management, and strategic training programs.  She is also the President of Ashby Investments LLC, a financial advisory firm, a position that she has occupied since June 2012. She is also the former Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acted as an intermediary for natural resources and energy companies to the institutional investment community. She occupied that position from July 2005 to September 2013. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby’s 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as a member of our Board.

Leanne M. Baker.  Dr. Baker is the former President and Chief Executive Officer of Sutter Gold Mining Inc., a corporation with securities traded on the TSX Venture Exchange (“TSX-V”) and the OTCQX, a position she occupied from November 2011 to July 2013. Dr. Baker continues to serve as a director of Sutter Gold Mining Inc. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico Eagle Mines Ltd., a company with securities traded on the TSX and NYSE, and with Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker’s background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

Richard. W. Brissenden.  Mr. Brissenden is a Chartered Professional Accountant (Ontario) and a graduate from the Director’s Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. Since December 2013, Mr. Brissenden has been a director of Banro Corporation, a Canadian gold mining company with securities traded on the TSX and NYSE MKT, and has served as its Chairman (May 2014 — January 2015; January 2016 — Present) and its Executive Chairman (January 2015 — December 2015).  He also serves as a director for Lexam VG Gold Inc. (since January 2011). He previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden’s significant financial experience as a chartered accountant and member of numerous public company audit committees, as well as significant understanding and experience of the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Gregory P. Fauquier.  Mr. Fauquier is a mining engineer with a broad range of management skills covering both mine and process operations, as well as development, together with experience in both open pit and underground operations. From 2002 to 2013, Mr. Fauquier was employed as the Global Managing Director for Hatch Ltd., a consulting engineering and project implementation company, where he was responsible for mining and mineral processing, as well as Hatch’s operational services worldwide. Prior to his employment at Hatch, Mr. Fauquier held positions with Barrick as their Senior Vice President for Operations, with Rio Tinto as General Manager of the Flambeau Mining Company, also with Rio Tinto as Mine Manager for their Kennecott Bingham Canyon Mine in Utah as well as their Palabora Mine in South Africa.

Mr. Fauquier holds a B.Sc. Mining degree from Queen’s University. The Board believes that Mr. Fauquier’s nearly four decades of operations and development experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Donald R. M. Quick.  Dr. Quick served as a director of CSA Management from 1996 until 2000, at which time it merged with Goldcorp Inc. Between 2000 and 2006, Dr. Quick was also a member of the board of directors of Goldcorp Inc. Dr. Quick was a member of the board of directors of Minera Andes from 2008 until it merged with US Gold Corporation in 2012, to become McEwen Mining. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our Board believes that Dr. Quick’s background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board. Dr. Quick is the father of Simon Quick, who is an officer of the Company. Dr. Donald Quick abstained from any participation in the nomination or appointment of Simon Quick as an executive officer. As a result of the appointment of Simon Quick, Dr. Donald Quick was no longer considered to be independent under the NYSE Rules, and he consequently resigned from his positions on the compensation and governance committees of our Board.

Michael L. Stein.  Mr. Stein has been Chairman and Chief Executive Officer of MPI Group Inc., a real estate development and investment company, since 1994. He also held the position of Chairman and Chief Executive Officer of the real estate investment and development company MICC Properties Inc. from 1987 until 2000. Between 1978 and 1987, Mr. Stein held progressively senior positions with The Mortgage Insurance Company of Canada, ultimately holding the position of Executive Vice-President responsible for operations. He is a founder and current Chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAPREIT), Canada’s first TSX listed apartment REIT. In 2012, Mr. Stein was appointed to the board of directors of City Financial Investment Company Limited, a United Kingdom asset management company regulated by the Financial Conduct Authority and registered as an Investment Adviser firm with the SEC. Mr. Stein became a director of Cliffside Capital Ltd., a corporation with securities listed on the TSX-V in October 2013.  Since December 2013, he has served as a director of FirstService Corporation, a company with securities traded on the NASDAQ and TSX. Between 2000 and 2006, Mr. Stein was a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein’s substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

Our Officers

In addition to Mr. McEwen (see biography above), the following serve as our executive officers as of the date of this proxy statement:

Colin Sutherland (President). Effective December 30, 2015, Mr. Sutherland became our President. Prior to joining us, Mr. Sutherland served as Chief Executive Officer and Managing Director of the Toka Tindung gold mine in Indonesia on behalf of the mine’s major shareholder, a position he held from November 2013 until December 2015. From March 2012 until November 2013, Mr. Sutherland served as the Chief Executive Officer, Managing Director, and Chief Financial Officer of Archipelago Resources Plc, a gold mining company organized under the laws of the United Kingdom with securities formerly traded on AIM of the London Stock Exchange. Archipelago Resources was the owner of the Toka Tindung mine. From June 2011 until March 2012, Mr. Sutherland served as the Chief Financial Officer of Timmins Gold Corp., a Canadian gold mining company with securities traded on the TSX and NYSE MKT. From August 2010 until June 2011, Mr. Sutherland served as the President of Capital Gold Corp., a Delaware corporation engaged in gold mining with securities formerly traded on the TSX and NYSE MKT. Prior to working for Capital Gold, Mr. Sutherland held other financial and operational positions in the mining industry. Mr. Sutherland holds a Bachelor of Business Administration from Saint Francis Xavier University in Nova Scotia and has been a Chartered Professional Accountant in Canada since 1997.

Nathan M. Stubina (Managing Director).  Effective July 15, 2014, Dr. Stubina became Managing Director of McEwen Mining Inc. From March 2014 until being promoted, Dr. Stubina was Vice President, Technology of the Company. From September 2013 until joining our company, Dr. Stubina was a Precious & Base Metals Analyst with Byron Capital Markets where he was responsible for leading research initiatives in the mining sector. From 2005 until joining Byron Capital Markets, Dr. Stubina was Senior Manager, R&D Process Development, with Barrick Gold Corporation, a Canadian gold mining corporation with securities traded on the NYSE and TSX and subsequently Manager, Barrick Technology Centre, also with Barrick Gold Corporation. Dr. Stubina holds a Ph.D. in Metallurgy and Materials Science from The University of Toronto as well as a Master of Engineering and a Bachelor of Engineering from McGill University. Dr. Stubina has nearly thirty years of experience in the mining industry.

William A. Faust (Chief Operating Officer).  Mr. Faust joined the Company effective August 1, 2011 as Chief Operating Officer. Immediately prior to his appointment as Chief Operating Officer, he served part-time as a consultant to the Company. From April 2007 to June 2011, he served as the Chief Operating Officer/Senior Vice President-Operations, for Crystallex International Corporation, Inc. In that position, he was in charge of operations, project development and Venezuelan corporate staff where he directed gold mining operations at three open pit mines, one underground mine and a process plant in Venezuela. From May 2004 to March 2007, he served as Vice President-Operations for Nevada Pacific Gold Ltd., where he headed company operations and evaluation of mining prospects. Nevada Pacific Gold was acquired by us in 2007 and its Magistral Mine in Sinaloa State, Mexico is presently owned by us through our subsidiary. From March 2003 to April 2004, Mr. Faust was President-Mexico of Pan American Silver, Inc., where he headed an underground silver mine in Mexico and managed development of another open pit silver mine in Mexico. Mr. Faust is a Vietnam veteran, having served in the United States Navy and Navy Reserve, where he held a variety of positions over a 26-year career. He is a Registered Professional Engineer in New Mexico, and holds an MBA-Finance, Management from Western New Mexico University, a BS in Mining Engineering from New Mexico Tech and a BS in Civil Engineering from the University of New Mexico.

Andrew L. Elinesky (Senior Vice President and Chief Financial Officer).  Effective December 15, 2015, Mr. Elinesky was appointed Senior Vice President and Chief Financial Officer. Previously, Mr. Elinesky served as Vice President, Argentina from April 2012 until his promotion. Mr. Elinesky started with our company as an Accounting Manager in April 2008 and served in that role until February 2010. Mr. Elinesky left us in February 2010 to work for Minera Andes Inc. as Controller, where he served from March 2010 to January 2012. Mr. Elinesky returned to our company in January 2012, when we acquired Minera Andes Inc. Mr. Elinesky served as Director-Projects, Argentina from January 2012 to April 2012 when he was promoted to Vice President, Argentina. Prior to joining our company, Mr. Elinesky worked in the United Kingdom for various multi-national companies including HJ Heinz Ltd. and Safetykleen UK Ltd. Mr. Elinesky holds a Bachelor of Science in Applied Accounting from Oxford Brookes University and is a Chartered Certified Accountant in the UK and a Certified General Accountant in Canada.

Andrew Iaboni (Vice President, Finance). Effective December 15, 2015, Mr. Iaboni was appointed to the position of Vice President, Finance. Mr. Iaboni served as Corporate Controller from 2013 until his current appointment. Mr. Iaboni began his tenure with the company in 2010 in the capacity of Accounting and Tax Manager. Mr. Iaboni started his professional career with Ernst & Young LLP in 2004, followed by serving as the Finance Manager for B2Gold Corp. between 2007 and 2009. Mr. Iaboni holds a CPA and CA designation and graduated, with distinction, from the University of Toronto with a Bachelor of Commerce degree and Major in Economics.

Carmen L. Diges (General Counsel). Ms. Diges was appointed as General Counsel in August 2015.  Since 2002, she has been in private practice as a partner or principal of various law firms based in Toronto, Canada.  She holds a CFA Charter, a Master of Law (Tax) from Osgoode Hall Law School, a Bachelor of Law from Dalhousie Law School, as well as a Bachelor of Arts from the University of Toronto.

Simon T. Quick (Vice President, Projects).  Effective April 18, 2012, Mr. Quick was appointed Vice President, Projects. Mr. Quick has been with our company since January 2009. Mr. Quick began as Director-Projects, where he served from January 2009 to April 2012. Prior to 2009, Mr. Quick attended Bishop’s University where he received a degree in economics.

Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting (i.e., the eight candidates receiving the highest number of votes will be elected to the Board of Directors), subject to our Majority Voting Policy. Our Board has adopted a Majority Voting Policy whereby any nominee for director in an uncontested election (i.e., an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than voted “for” such election will tender his or her resignation for consideration by the Nominating & Corporate Governance Committee. In such a circumstance, the Nominating & Corporate Governance Committee will recommend to our Board the action to be taken with respect to such offer of resignation. The Board is expected to act on such recommendation and disclose its decision within 90 days following the date of the annual meeting.

Shareholders do not have cumulative voting rights in the election of directors. You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and commonly referred to as “Say-on-Pay.”

We held our first advisory vote on compensation of our named executive officers at our 2011 annual meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation. At the 2011 annual meetings, our shareholders also approved on an advisory basis to hold the Say-on-Pay vote every three years. Following the acquisition of Minera Andes in January 2012, we decided to hold another advisory vote on compensation in connection with our 2013 annual meeting. The Board decided that it was a matter of good corporate governance to hold the advisory vote on compensation annually until the next advisory vote on frequency occurs, which vote is being held at this meeting. Unless the Board modifies its policy on the frequency of future votes, and assuming that the proposal on frequency vote every three years is approved, we expect to have our next Say-on-Pay vote at our 2019 meeting. Since the approval of our executive compensation in 2015, we have not made any material changes to our executive compensation program.

As described more fully under the heading “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS — Compensation Discussion and Analysis” in this proxy statement, our executive compensation programs are designed to attract, motivate and retain our named executive officers who we believe are critical to our success. The programs are designed to align the interest of our named executive officers with our shareholders and to fairly reward them for creating shareholder value and achieving our business objectives. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to our company performance and individual performance.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 12, which discusses how our executive compensation policies implement our compensation philosophy, and the Summary Compensation Table section of this proxy statement, which includes tabular and narrative information about the compensation of our named executive officers. This discussion includes information about fiscal year 2015 compensation of our named executive officers and our executive compensation programs. The Compensation Committee and our Board of Directors believes that these programs are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our shareholders to indicate their support for our executive compensation program as described in this proxy statement. This Say-on-Pay proposal gives our shareholders the opportunity to express their views on our fiscal year 2015 executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. Accordingly, we ask our shareholders, on an advisory basis, to approve the following resolution:

RESOLVED, that the shareholders of McEwen Mining Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the 2016 annual meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and any related narrative discussion.

The Say-on-Pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders and to the extent that there is any significant vote against the compensation of the named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Necessary to Approve Proposal 2

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting at which a quorum is present is required to approve our executive compensation program. The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program, as described in the “Compensation Discussion and Analysis” and Summary Compensation table section of this proxy statement, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
 APPROVAL OF FREQUENCY OF SHAREHOLDER VOTE
ON EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card)

The Dodd-Frank Act also requires that we include in our proxy statement a separate advisory (non-binding) shareholder vote to advise on how frequently we should seek a Say-On-Pay vote. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two or three years. We are required under the Dodd-Frank Act to solicit a shareholder preference regarding the frequency of future advisory votes on executive compensation at least once every six years.

Our Board of Directors believes that the shareholders should consider our executive compensation once every three years. We believe this will provide shareholders with a long-term view of our results as they relate to the compensation of our executives, and will promote stability in our compensation policies and practices. A vote once every three years would also provide our Board of Directors and our Compensation Committee sufficient time to thoroughly evaluate and respond to shareholders’ input and, if appropriate, effectively implement any changes to our executive compensation program. We also believe that a three-year vote cycle would reduce the burden on shareholders having to consider this proposal on an annual basis.

We also understand that arguments exist in favor of having an annual or biannual Say-On-Pay vote. These arguments include the fact that Say-On-Pay votes are a communication vehicle and communication can be most useful when it is received frequently; that annual or bi-annual Say-On-Pay advisory votes may provide a higher level of accountability and direct communication between shareholders and our Board of Directors; and the fact that having a Say-On-Pay vote every year would make it easier to understand whether the shareholder vote pertains to the compensation year immediately preceding the vote or pay practices from the previous two or three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting.

Vote Necessary to Approve Proposal 3

If a quorum is present at the meeting, the frequency of vote option (one, two or three years) receiving the highest number of votes will be approved. While our Board of Directors values the input of our shareholders, this vote is not binding on our Board of Directors in any way, and the Board of Directors may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation with more or less frequency than the option approved by our shareholders. The Board of Directors unanimously recommends a vote FOR the proposal of “every three years” as the frequency of future shareholder advisory votes on executive compensation, and proxies solicited by the Board of Directors shall be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
RATIFICATION OF AUDITORS

(Proposal 4 on Proxy Card)

Our Audit Committee has appointed the firm Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ended December 31, 2016, and our Board of Directors has ratified such appointment. The Board has directed that management submit the appointment of EY as our independent registered public accounting firm for ratification by our shareholders at the annual meeting. KPMG LLP, which served as our independent registered public accounting firm in connection with the audit of our financial statements as of and for the year ended December 31, 2015, was dismissed effective April 6, 2016 following issuance of its report on our financial statements. EY has served as our independent registered public accounting firm since that date.

Ratification of the appointment of EY as our independent registered public accounting firm is not required by our shareholders under our bylaws or otherwise. However, the Board is submitting this appointment to the shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment of EY, the Audit Committee will not be required to replace EY as our independent registered public accounting firm. In the event of such a failure, the Audit Committee and the Board will reconsider whether or not to retain that firm for future service. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it believes that such a change would be in our and our shareholders’ best interest.

Neither EY, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants.  Representatives of EY are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Change in Auditors

As previously disclosed in our Current Report on Form 8-K filed with the SEC on December 3, 2015, and as amended on April 12, 2016, on November 27, 2015, our Board of Directors upon the recommendation of the Audit Committee, approved the engagement of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and proposed to dismiss KPMG.  On April 6, 2016, the Audit Committee executed the formal engagement of EY and dismissed KPMG.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 6, 2016, there were (i) no disagreements between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the two most recent years ended December 31, 2015 and 2014, and the subsequent interim period through April 6, 2016, we have not consulted with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Vote Necessary to Ratify Proposal 4

The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

LEGAL PROCEEDINGS

No material legal proceedings, to which we are a party or to which our property is subject, is pending or is known by us to be contemplated in which any officer, director or any owner of record or beneficial owner of more than five percent of any class of our voting securities is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and applicable SEC rules, our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, and except as noted in the immediately succeeding sentence, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2015, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely. Robert R. McEwen did not timely file two Forms 4 during the year ended December 31, 2015, disclosing the acquisition of common stock on November 11, 2015 and on November 30, 2015. 2190303 Ontario Inc. did not timely file two Forms 4 during the year ended December 31, 2015, disclosing the acquisition of common stock on November 11, 2015 and on November 30, 2015. Carmen Diges did not timely file a Form 3 Initial Statement of Beneficial Ownership of Securities in a timely manner after her appointment as General Counsel on August 5, 2015, but such Form 3 was subsequently filed by Ms. Diges on August 21, 2015.

CORPORATE GOVERNANCE

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, or regular mail addressed to the Board of Directors, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9, telephone (647) 258-0395, ext. 130, facsimile (647) 258-0408. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The General Counsel will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. Shareholders can also send electronic communications to the Board via e-mail to directors@mcewenmining.com. The General Counsel will forward the communication to the intended recipient.

Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance at annual meetings, directors are encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Messrs. McEwen, Ambrose, Brissenden, Fauquier and Stein; Ms. Ashby; and Drs. Baker and Quick all attended our 2015 annual meeting.

Board Leadership Structure and Risk Oversight

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s shareholders. This structure makes the best use of Mr. McEwen’s extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company’s management and the Board.

The Chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/management for additional information about our corporate governance.

Companies face a variety of risks, including financial reporting, legal, credit, liquidity, reputational and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee and prepare accordingly, (3) implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

Board Committees and Meetings

Our Board of Directors maintains a standing (i) Audit, (ii) Compensation, (iii) Nominating & Corporate Governance, and (iv) Environmental, Health & Safety Committee. During the year ended December 31, 2015, the Board of Directors met 10 times, including one non-executive session, and took action by consent in lieu of a meeting on two other occasions. No director who served as such in 2015 attended less than 75% of the meetings held during 2015, including committee meetings of which the director was a member.

Audit Committee

Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the Exchange Act. The Audit Committee met four times during the last fiscal year. The written charter for the Audit Committee is available on our website at http://www.mcewenmining.com.

Our Board of Directors has determined that Mr. Richard Brissenden, Chair of the Audit Committee, qualifies as an Audit Committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of audit committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and audit committee member for other public companies; and, through his formal education, including qualification as a Chartered Professional Accountant in the Province of Ontario, Canada and a graduate of the Director’s Education Program of the Institute of Corporate Directors with an ICD.D designation.

Audit Committee Report.  The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2015 with management and have reviewed related written disclosures of KPMG LLP, our independent accountants for 2015, of the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from KPMG LLP required by regulatory and professional standards and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

We have also reviewed the various fees that we paid or accrued to KPMG LLP during 2015 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

The following table sets forth fees paid to our independent registered public accounting firm KPMG LLP for the last two fiscal years:

	2015	2014
Audit Fees	$434,732	$415,151
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$434,732	$415,151

It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard Brissenden (Chair and member)

Leanne Baker (member)

Michael Stein (member)

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee.

The Compensation Committee is comprised of Ms. Michele Ashby, who serves as Chair, and Messrs. Allen Ambrose and Gregory Fauquier. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The committee met two times during 2015. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

Compensation Committee Report.  The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michele Ashby (Chair and member)

Allen Ambrose (member)

Gregory Fauquier (member)

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2015 or was formerly an officer or employee of McEwen Mining or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2015 where any of our executive officers served as a member of the compensation committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee, comprised of Dr. Leanne Baker and Mr. Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending to the Board nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The committee met two times during the last fiscal year.

A current copy of the Nominating & Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

The Nominating & Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the Committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating & Corporate Governance Committee, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

•                  name and address of the shareholder making the recommendation;

•                  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

•                  the name, address, resume of the recommended nominee and other information described in our Bylaws relating to the nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

•                  the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the Committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

If vacancies are anticipated or otherwise arise, the Nominating & Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The Committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest, time availability, and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Environmental, Health & Safety Committee

The purpose of the Environmental, Health & Safety Committee is to assist the Board of Directors in fulfilling its oversight responsibilities including, but not limited to: establishing and reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and, reviewing and monitoring the overall environmental, health and safety performance of McEwen Mining.  The Committee met four times during the last fiscal year.

A current copy of the Environmental, Health & Safety Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

Board Diversity

The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating & Corporate Governance Committee annually reviews the individual skills and experience of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

We maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, anti-corruption, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board.

A current copy of these documents is available on our website at http://www.mcewenmining.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2015, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2015 (who are not our principal executive officer and principal financial officer), and any individual who would have been among our three most highly compensated executive officers but for the fact that the individual was not serving as an executive officer at the end of 2015, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies

Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including compensation, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive what we believe to be competitive base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant adverse impact on our company.

Elements and Mix of Compensation

Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

The compensation of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Discretionary bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

Determining Executive Compensation

Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board prefers to review compensation in January and consider equity grants at that time as it can review the performance of relevant individuals for the prior fiscal year and also because there is limited risk of blackout restrictions in the trading of our common stock from exploration or financial results during this time of year.

Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, but not the principal source of compensation, and that the equity incentive portion of the compensation should be the primary source of reward. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our status as a relatively smaller metal producer.

The last time the Company engaged a compensation consultant was in 2012 where the Compensation Committee engaged Bill Heck of the Harlon Group as consultant to assist in assessing the relative performance and executive compensation of McEwen Mining to a peer group of companies.

In considering the data provided by the Harlon Group in connection with the 2012 report, the Compensation Committee noted that McEwen Mining’s executive base salaries were generally below the market median (sometimes significantly below) and that McEwen Mining’s overall executive compensation levels were also below the market median. The Compensation Committee, in establishing compensation for 2015, did not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. Other than the data supplied by the Harlon Group described above, the Compensation Committee does not use peer group executive compensation information.

As discussed in more detail below, in 2015, each executive received a mix of compensation comprised of base salary and cash bonuses. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation.

Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers’ compensation package. Under our Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our historical status as an exploration stage company with no revenue and more recent status as a smaller producer, and our need to conserve working capital, our compensation structure has been weighted more toward equity compensation and less toward salary and other forms of cash compensation.

Specific Compensation Decisions

During the 2015 fiscal year, the named executive officers except Mr. Robert McEwen, our Chief Executive Officer, received base salaries in accordance with their respective written employment agreements or as otherwise agreed with our company. The Compensation Committee believed that these base salaries were appropriate in light of each named executive officer’s area of responsibility and level of experience, and was reasonable in the industry based on information obtained from the Harlon Group and information possessed by members of that Committee from experience in our industry. Mr. McEwen has not been paid a salary since he assumed the role of Chief Executive Officer in 2005.

In December 2015, our Board of Directors approved cash bonuses to the named executive officers other than Mr. McEwen for services rendered in 2015. Dr. Nathan Stubina received $15,666, Mr. Simon Quick received $15,666, Mr. Andrew Elinesky received $7,050 and Mr. William Faust received $10,000. The amount of these bonuses was determined based on the recommendation of our Chief Executive Officer, taking into account the need to conserve valuable working capital and our philosophy that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year.

In connection with its annual review of executive compensation in 2015, no salary changes were made, although certain individuals received increases in base salary incident to promotions in title.

The Board of Directors approved an option award to the named executive officers on November 27, 2015, with an exercise price of $1.02 per share. Pursuant to the option awards, Dr. Stubina received 200,000 options, Mr. Faust received 150,000 options, Mr. Elinesky received 90,000 options and Mr. Quick received 120,000 options. Mr. Elinesky received an additional 30,000 options with an exercise price of $1.02 on December 17, 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer.  All of the options vest in three annual installments beginning one year from the date of grant.

We do not use a formula or set a timeline in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2015 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2016.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

The following table sets forth the total compensation paid by us during the last three completed fiscal years to our named executive officers, which include the individuals serving as our principal executive officer and principal financial officer at any time during 2015, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2015 (who are not our principal executive officer and principal financial officer), and any individual who would have been among our three most highly compensated executive officers but for the fact that the individual was not serving as an executive officer at the end of 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)	Total ($)(2)
Robert McEwen	2015	—	—	—	—	—	—
Chairman and Chief Executive Officer	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—
Nathan Stubina	2015	178,954	15,666	—	78,000	2,146	274,766
Managing Director(3)	2014	147,715	19,928	—	304,500	1,825	473,968
	2013	—	—	—	—	—	—
William Faust	2015	300,000	10,000	—	58,500	—	368,500
Chief Operating Officer	2014	300,000	10,000	—	130,500	—	440,500
	2013	300,000	20,000	—	151,996	—	471,996
Andrew Elinesky	2015	111,500	7,050	—	49,500	1,621	169,670
Chief Financial Officer(4)	2014	122,283	4,529	—	108,750	1,811	237,373
	2013	131,125	19,426	—	91,198	1,784	243,533
Perry Ing	2015	143,345	—	—	—	1,570	144,915
Chief Financial Officer(5)	2014	181,160	14,493	—	217,500	2,224	415,377
	2013	194,260	29,139	—	151,996	2,131	377,526
Simon Quick	2015	109,813	15,666	—	46,800	281	172,560
Vice President, Projects	2014	120,541	10,870	—	130,500	1,937	263,848
	2013	99,371	29,139	—	91,198	2,390	222,098

(1)                                 Calculated using the Black-Scholes-Merton option pricing model. Please see Note 11 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015 for a description of certain assumptions made in connection with the valuation of these option awards.

(2)                                 All officers are paid in Canadian dollars, except for Mr. William Faust, who is paid in US dollars. The compensation reflected in the Summary Compensation Table has been converted to US dollars using the average exchange rate for the applicable years as published by the Bank of Canada. For 2015, the average exchange rate was $1.00 to C$0.7833; for 2014 it was $1.00 to C$0.9058; and for 2013 it was $1.00 to C$0.9713.

(3)                                 Dr. Stubina was promoted to Managing Director effective July 15, 2014.

(4)                                 Mr. Elinesky was promoted to Senior Vice President and Chief Financial Officer effective December 15, 2015.

(5)                                 Mr. Ing resigned his position effective October 30, 2015.

The named executive officers received salary as provided by the terms of their respective employment agreements or as otherwise agreed with the Company. None of the named executive officers other than Mr. Faust have a written employment agreement with the company.

We entered into an employment agreement with Mr. William Faust on July 27, 2011 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Mr. Faust has been retained for a term commencing August 1, 2011 and until the Agreement is terminated in accordance with the provisions thereof. He is compensated at the rate of $300,000 per annum and in January 2012 received options to acquire up to 300,000 shares of the Company’s common stock in accordance with his employment agreement. Notwithstanding the provisions of the agreement, Mr. Faust serves in his position with the Company at the will of our Board of Directors.

If we terminate the Agreement without cause, we would be obligated to the employee for two (2) months base compensation for each completed year of service up to a maximum of twelve (12) months. If the Agreement is terminated by Mr. Faust upon a “change in control,” as defined in the Agreement, we would be obligated to pay Mr. Faust for three (3) months pay for each completed year of service up to a maximum of twenty four (24) months.

The Company entered into an employment agreement with Dr. Nathan Stubina on February 18, 2014 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Dr. Stubina has been retained for a term commencing on March 4, 2014 and until the Agreement is terminated in accordance with the provisions thereof. As

Managing Director, Dr. Stubina was compensated at the rate of C$180,000 per annum until the departure of the President in July 2014, following which his rate was increased to C$220,000. In December 2015, concurrent with the hiring of Mr. Sutherland as President, Mr. Stubina’s base salary was reduced to C$180,000 per year. Notwithstanding the provisions of the Agreement, Dr. Stubina serves in his position with the Company at the will of the Company’s Board of Directors. If we terminate the Agreement without cause, we would be obligated to the employee for three (3) weeks base compensation for each completed year of service up to a maximum of twelve (12) weeks.

Grants of Plan Based Awards

The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2015 are as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/sh)	($)(2)
Robert McEwen	—	—	—	—	—	—	—	—	—	—	—
Nathan Stubina	11/27/2015	—	—	—	—	200,000	—	—	—	1.02	78,000
William Faust	11/27/2015	—	—	—	—	150,000	—	—	—	1.02	58,500
Andrew Elinesky	11/27/2015	—	—	—	—	90,000	—	—	—	1.02	35,100
Andrew Elinesky	12/17/2015	—	—	—	—	30,000	—	—	—	1.02	14,400
Simon Quick	11/27/2015	—	—	—	—	120,000	—	—	—	1.02	46,800

(1)                                     All of the options granted in 2015 are subject to a vesting schedule which requires that the named executive is an employee of or consultant to the Company in order to exercise such options on the respective vesting date. The target amounts shown in the table represent the maximum number that may be earned if the vesting schedule is satisfied.

(2)                                     Calculated using the Black-Scholes-Merton option pricing model. Please see Note 11 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015 for a description of certain assumptions made in connection with the valuation of these option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The outstanding equity awards for each of our named executive officers as of December 31, 2015 are as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Nathan Stubina(1)	70,000	140,000	—	2.90	8/11/2019	—	—	—	—
Nathan Stubina(1)	—	200,000	—	1.02	11/26/2020	—	—	—	—
Simon Quick	6,000	—	—	2.51	2/17/2020	—	—	—	—
Simon Quick	15,000	—	—	7.10	3/15/2021	—	—	—	—
Simon Quick(1)	60,000	30,000	—	2.25	5/21/2018	—	—	—	—
Simon Quick(1)	30,000	60,000	—	2.90	8/11/2019	—	—	—	—
Simon Quick(1)	—	120,000	—	1.02	11/26/2020	—	—	—	—
Andrew Elinesky	22,000	—	—	2.02	5/7/2018	—	—	—	—
Andrew Elinesky	4,000	—	—	2.51	2/17/2020	—	—	—	—
Andrew Elinesky	10,000	—	—	7.10	3/15/2021	—	—	—	—
Andrew Elinesky(1)	60,000	30,000	—	2.25	5/21/2018	—	—	—	—
Andrew Elinesky(1)	25,000	50,000	—	2.90	8/11/2019	—	—	—	—
Andrew Elinesky(1)	—	90,000	—	1.02	11/26/2020	—	—	—	—
Andrew Elinesky(1)	—	30,000	—	1.02	12/17/2020	—	—	—	—
William Faust	300,000	—	—	5.80	1/31/2022	—	—	—	—
William Faust(1)	100,000	50,000	—	2.25	5/21/2018	—	—	—	—
William Faust(1)	30,000	60,000	—	2.90	8/11/2019	—	—	—	—
William Faust(1)	—	150,000	—	1.02	11/26/2020	—	—	—	—

(1)                                     All options vest in equal installments over three years beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table

There were no options exercised by any of the named executive officers during the 2015 fiscal year.

Director Compensation

In November 2005, we established a compensation program for our non-executive directors, which provides cash payments to those directors in addition to long-term incentive equity awards. Directors receive fees of $30,000 annually for their service and additional amounts for committee service. The committee service amounts range from $2,000 to $10,000 annually, depending on the type of committee and whether the individual takes on additional responsibility as Chair. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for fiscal 2015 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards(2)	Incentive Plan Compensation	All Other Compensation	Total
Allen Ambrose	$45,000	—	$29,250	—	—	$74,250
Michele Ashby	$45,000	—	$29,250	—	—	$74,250
Leanne Baker	$42,000	—	$29,250	—	—	$71,250
Richard Brissenden(3)	$50,000	—	$29,250	—	—	$79,250
Greg Fauquier(3)	$40,000	—	$29,250	—	—	$69,250
Donald Quick(3)	$40,000	—	$29,250	—	—	$69,250
Michael Stein(3)	$42,000	—	$29,250	—	—	$71,250

(1)                                 Mr. McEwen is omitted from this table because he did not receive compensation in 2015 for service as a director.

(2)                                 Calculated using the Black-Scholes-Merton option pricing model. Please see Note 11 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015 for a description of certain assumptions made in connection with the valuation of these option awards.

(3)                                 Compensation paid in Canadian dollars. The compensation reflected in the Director Compensation Table has been converted to US dollars using the 2015 average exchange rate of $1.00 to C$0.7833 published by the Bank of Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

We consider “related party transactions” to be transactions between our company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com.

Transactions with Related Parties

Aircraft Charter Arrangement:  Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to our company in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, Mr. McEwen must travel extensively and frequently on short notice.

Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

For the year ended December 31, 2015, we paid approximately $0.1 million to Lexam L.P. for the use of this aircraft.

Legal Services:  During the year ended December 31, 2015, legal fees of $0.1 million were incurred with REVlaw, a company related to Carmen Diges, General Counsel of the Company. The services of Ms. Diges as General Counsel are provided by REVlaw.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 11, 2016, there were a total of 277,027,128 shares of our common stock and one share of our Series B Special Voting Preferred Stock outstanding. A trustee is the holder of the one share of Series B Special Voting Preferred Stock for and on behalf of the registered holders of the Exchangeable Shares. As of April 11, 2016, there were a total of 21,048,613 Exchangeable Shares outstanding (exclusive of shares owned by McEwen Mining and its affiliates).

The voting and exchange trustee is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Series B Special Voting Preferred Stock on all matters that may properly come before a meeting of shareholders. The share of Series B Special Voting Preferred Stock is entitled to that number of votes equal to the number of outstanding Exchangeable Shares (other than shares held by us or our subsidiaries). The holders of our common stock and the holder of the Series B Special Voting Preferred Stock vote together as a single class. The Exchangeable Shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

All rights of a holder of Exchangeable Shares to exercise votes attached to the share of Series B Special Voting Preferred Stock will cease upon the exchange of that holder’s Exchangeable Shares for shares of our common stock.

The following table describes the beneficial ownership of our voting securities as of April 11, 2016, by: (i) each of our named executive officers and directors; (ii) all of our executive officers (whether or not named executive officers) and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the Exchangeable Shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 298,075,741 (which assumes that the 21,048,613 Exchangeable Shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options except as set forth in the table). In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. Unless otherwise stated, all ownership is direct and the address of each individual or entity is the address of our executive office, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Footnote Reference	Percentage
Robert McEwen** (includes shares held by 2190303 Ontario Inc.)	75,791,721	(1)(2)	25.4%
2190303 Ontario Inc.	75,791,721	(2)	25.4%
Allen Ambrose**	491,904	(1)(3)	*
Michele Ashby**	197,500	(1)(4)	*
Leanne Baker**	205,500	(1)(5)	*
Richard Brissenden**	70,000	(1)(6)	*
Gregory Fauquier**	45,333	(1)(7)	*
Donald Quick**	160,000	(1)(8)	*
Michael Stein**	504,870	(1)(9)	*
Nathan Stubina	97,000	(1)(10)	*
Andrew Elinesky	151,000	(1)(11)	*
Simon Quick	141,000	(1)(12)	*
William Faust	480,400	(1)(13)	*
Perry Ing	527,000	(14)	*
All officers and directors as a group	79,922,212	(3) through (15)	26.6%

*                                         Less than one percent.

**                                  All directors can be reached at our corporate office address of 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

(1)                                 Officer or Director.

(2)                                 Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc. Because Mr. McEwen exercises voting and investment power over the securities held by 2190303 Ontario Inc., these same shares are also included in Mr. McEwen’s individual share ownership in the table.

(3)                                 Includes 60,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(4)                                 Includes 145,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(5)                                 Includes 160,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(6)                                 Includes 60,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(7)                                 Includes 33,333 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(8)                                 Includes 60,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(9)                                 Includes 60,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(10)                          Includes 70,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(11)                          Includes 151,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(12)                          Includes 141,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(13)                          Includes 480,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(14)                          Mr. Ing resigned as the Company’s Chief Financial Officer effective October 30, 2015. Information in the table is based on the most recent Form 4 filed by Mr. Ing. Includes 480,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(15)                          Includes 70,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

Changes in Control

We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION

AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

We anticipate that the next annual meeting of shareholders will be held in May 2017. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than December 16, 2016 in order to be considered for inclusion in the proxy statement for the 2017 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2017 annual meeting of shareholders without including such proposal in the 2017 proxy statement must provide us with a notice of such proposal no sooner than January 26, 2017 and no later than February 25, 2017. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is listed on the NYSE and the TSX under the symbol “MUX.”

“HOUSEHOLDING” OF PROXY MATERIALS

When multiple shareholders have the same address, the SEC permits companies and Intermediaries to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials (the “Notice”) to them. This process is commonly referred to as “householding.” We do not participate in householding, but some brokers may for shareholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We will promptly deliver to a shareholder who received one copy of the Notice or proxy materials as a result of householding a separate copy upon the shareholder’s written or oral request directed to our investor relations department at (647) 258-0395 ext. 320 or McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions provided in the Notice.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2015, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Andrew Iaboni, Vice President, Finance, at 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

DATE: April 11, 2016	ROBERT R. MCEWEN
Chairman and Chief Executive Officer

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 31, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/MUX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4 AND EVERY “3 YEARS” FOR PROPOSAL 3. + 1. ELECTION OF DIRECTORS: 01 - ROBERT R. MCEWEN 02 - ALLEN V. AMBROSE 06 - GREGORY P. FAUQUIER 03 - MICHELE L. ASHBY 07 - DONALD R.M. QUICK 04 - LEANNE M. BAKER 08 - MICHAEL L. STEIN 05 - RICHARD W. BRISSENDEN Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. SAY ON PAY - AN ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 1 Year 2 Years 3 Years Abstain 3. SAY WHEN ON PAY - TO HOLD THE ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION For Against Abstain 4. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016. 5. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 2 7 5 5 7 3 1 02CCTB MMMMMMMMM A Annual Meeting Proxy Card 1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — McEwen Mining Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated April 11, 2016, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Carmen L. Diges or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on April 11, 2016, at the Annual Meeting of Shareholders to be held on May 31, 2016 at St. Andrew’s Club & Conference Centre, 150 King St. W., 16th Floor, Conservatory Room, Toronto, Ontario, Canada, M5H 1J9 at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. Non-Voting Items Change of Address — Please print new address below. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B